UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

FILED BY THE REGISTRANT ☐
FILED BY A PARTY OTHER THAN THE REGISTRANT ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Osteotech, Inc.

(Name of Registrant as Specified In Its Charter)

Heartland Advisors, Inc.
Spencer Capital Opportunity Fund, LP
Spencer Capital Management, LLC
Spencer Capital Partners, LLC
Boston Avenue Capital LLC
Gary L. Alexander
Michelle Rachael Forrest
Michael J. McConnell
Kenneth H. Shubin Stein, M.D.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Spencer Capital Opportunity Fund, L.P., Boston Avenue Capital LLC and Heartland Advisors, Inc. (the “Concerned Osteotech Stockholders”), together with the other Participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of their slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Osteotech, Inc (the “Company”). The Concerned Osteotech Stockholders have made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of their slate of director nominees at the Annual Meeting.

On August 11, 2010, the Concerned Osteotech Stockholders published a press release which is attached hereto as Exhibit 1 and is incorporated by reference herein.

Exhibit 1

FOR IMMEDIATE RELEASE

Concerned Osteotech Stockholders

Comment on Company’s Lackluster Second Quarter Financial Results and

Management’s Half-Hearted Evaluation of Strategic Alternatives

NEW YORK, NY – August 11, 2010 -- Spencer Capital, Boston Avenue Capital LLC and Heartland Advisors, Inc. (the “Concerned Osteotech Stockholders”), which collectively own approximately 24% of Osteotech Inc.’s (NASDAQ: OSTE) outstanding common stock, commented today on Osteotech’s second quarter 2010 financial results and management’s evaluation of strategic alternatives.

The Concerned Osteotech Stockholders view the company’s second quarter results as a further example of management’s failure to achieve meaningful revenue growth. Revenue continued to decline for the six months ended June 30, 2010 compared to the prior year period. Though the company increased sales in its hybrid/synthetic segment by $3.8 million during the first half of the year through the continuing limited launch of the Magnifuse and Plexur product lines, these increases were offset by declines in the company’s other segments, including a 5% decline in the company’s core Demineralized Bone Matrix (DBM) segment. Even with the new products, the company is just treading water.

In addition, the Concerned Osteotech Stockholders are extremely skeptical of the Board’s efforts to explore strategic alternatives to maximize shareholder value. The Board hired an investment bank in 2009 to evaluate strategic alternatives, incurring $930,000 in costs and expenses in the first half of the year, and yet the Board announced this evaluation just two weeks prior to the 2010 annual meeting and the same day as the announcement of disappointing second quarter results. In the meantime, since the Board commenced its evaluation, it has adopted a poison pill, entered into a credit facility containing a poison put provision, provided for exorbitant compensation to executives in the event they are terminated following a change in control and delayed the annual meeting of stockholders.

Commenting on the company’s results and the Board’s actions, Dr. Kenneth Shubin Stein of Spencer Capital said: “The Board’s actions demonstrate that the Directors are no longer in touch with the stockholders’ best interests. There is an urgent need for change at the Board level.”

VOTE THE WHITE PROXY CARD TODAY

The Committee urges stockholders to vote the WHITE proxy card and NOT to sign any gold proxy card sent to you by Osteotech.   Even if you have sent a gold proxy card to Osteotech, you have every right to change your vote.   You may revoke that proxy and vote FOR the Committee’s director nominees – Gary L. Alexander, Michelle Rachael Forrest, Michael J. McConnell and Dr. Kenneth H. Shubin Stein – by signing, dating and mailing a later-dated WHITE proxy card.

About the Concerned Osteotech Stockholders:

The Participants of the Concerned Osteotech Stockholders are Heartland Advisors, Inc., Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC, Boston Avenue Capital LLC, Gary L. Alexander, Michelle Rachael Forrest, Michael J. McConnell and Kenneth H. Shubin Stein, M.D.

Investor Contact:

Bruce H. Goldfarb/Steven Balet

Okapi Partners LLC

Stockholders: (877) 274-8654

Banks and Brokers: (212) 297-0720

info@okapipartners.com

Media Contact:

Brian Schaffer

CJP Communications

(212) 279-3115 x229

bschaffer@cjpcom.com

# # #

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE CONCERNED OSTEOTECH STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT, DATED AUGUST 4, 2010, BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THIS SOLICITATION. SUCH DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO OUR PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 274-8654.